April 13, 2017	Via Email

Rob Rathke

1249 Ellenton Crescent.

Milton, ON, Canada L9T6V3

Dear Rob:

Snipp Interactive Inc., a British Columbia, Canada corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.

Position. You will start in a full time position as EVP Sales and you will initially report to Atul Sabharwal, CEO. Your primary duties will include, but not limited to, leading the sales team, creating and implementing the North America sales strategy, developing all markets, sales operations, training, leading and managing the BDR team, and other duties as determined by the Company. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.

Compensation and Employee Benefits. You will be paid a starting salary at the rate of CAD 180,000 per year (Canadian Dollars One Hundred and Eighty Thousand Only per year), payable on the Company’s regular payroll dates. As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, a description of which will be provided to you. In addition, you will be entitled to four (4) weeks paid vacation, as in effect and amended from time to time.

3.

Stock Options. The Company is listed on the TSX Venture Exchange. Subject to the Company’s Board of Directors approval and the approval of the TSX Venture Exchange, you will be granted stock options to purchase 250,000 common shares of the Company (the “Options”) in accordance with the terms and subject to the conditions of the Company’s Stock Option Plan and any policies adopted by the Company pursuant to such plan. These options will vest according to the following schedule:

(a)

On the 12 month anniversary of your grant date: 1/3rd of all Options

(b)

On the 24 month anniversary of your grant date: 1/3rd of all Options

(c)

On the 36 month anniversary of your grant date: 1/3rd of all Options

4.

Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

5.

Employment Relationship. Your employment with the Company is for no specific period of time. Your employment would be in “Probation” for a period of three (3) months from the date of joining, post which, your performance would be reviewed and your employment would automatically be treated as “Confirmed” unless otherwise specifically communicated to you in written. During Probation period, your employment relationship would be at “At-Will”, that is, your employment relationship with the Company may be terminated by either the Company or by you at any time with or without just cause. Post completion of your Probation period, your employment relationship with the Company may be terminated by either you or the Company at any time, a) with the mutual written consent in writing of the parties; b) by the Employee upon providing thirty (30) days written notice; c) by the Company at any time with just cause; and d) by the Company without just cause as described below.

The Company may terminate your employment at any time without just cause by providing you with (i) the minimum amount of notice or, at the Company’s option, pay in lieu of notice and severance pay, if any, required by the Employment Standards Act, 2000 (the “ESA”); (ii) any accrued but unpaid wages owing through your termination date and any accrued but unpaid vacation pay owing to the end of the statutory notice period; and (iii) continuation of your participation in any benefit plans in which you are eligible to participate, if any, at the time your employment is terminated for the minimum period required by the ESA. In the first twelve (12) months of employment, you will be guaranteed two (2) weeks’ notice or payment in lieu together with the entitlements under (ii) and (iii) above.

You agree that except as set out in this paragraph, no further amounts will be payable to you in respect of the termination of your employment without just cause, provided that under no circumstances will you receive less than your minimum entitlements under the ESA. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term.

6.

Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

7.

Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

8.

Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

[Signature Page Follows]

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in Canada. We look forward to your working with us beginning on April 17, 2017. This offer, if not accepted, will expire at the close of business on April 26, 2017.

Yours sincerely,

/s/ “Krishnadas K”

SNIPP INTERACTIVE INC.
AUTHORIZED SIGNATORY

ACCEPTED AND AGREED:

/s/  “Robert Rathke”

ROB RATHKE
(Signature)

Exhibit A Confidential Information and Invention Assignment Agreement. (as attached)

EXHIBIT A

SNIPP INTERACTIVE INC.

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

Employee Name: ROB RATHKE

Effective Date: April 17, 2017

As a condition of my becoming employed (or my employment being continued) by Snipp Interactive Inc., a British Columbia, Canada corporation, or any of its current or future subsidiaries, parent companies, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1.

Relationship. This Agreement will apply to my employment relationship with the Company. If that relationship ends and the Company, within a year thereafter, either reemploys me or engages me as a consultant, I agree that this Agreement will also apply to such later employment or consulting relationship, unless the Company and I otherwise agree in writing. Any such employment or consulting relationship between the Company and me, whether commenced prior to, upon or after the date of this Agreement, is referred to herein as the “Relationship.”

2.

Duties. I will perform for the Company such duties as may be designated by the Company from time to time or that are otherwise within the scope of the Relationship and not contrary to instructions from the Company. During the Relationship, I will devote my entire best business efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

3.

Confidential Information.

(a)

Protection of Information. I agree, at all times during the term of the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, and not to disclose to any person, firm, corporation or other entity, without written authorization from the Company in each instance, any Confidential Information (as defined below) that I obtain, access or create during the term of the Relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved. I further agree not to make copies of such Confidential Information except as authorized by the Company.

(b)

Confidential Information. I understand that “Confidential Information” means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company in confidence by third parties. Confidential Information includes, without limitation: (i) Company Inventions (as defined below); (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, developments, inventions, laboratory notebooks, processes, formulas, techniques, biological materials, mask works, engineering designs and drawings, hardware configuration information, lists of, or information relating to, employees and consultants of the Company (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to me by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation.

(c)

Third Party Information. My agreements in this Section 3 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence.

(d)

Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

4.

Ownership of Inventions.

(a)

Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a complete list describing with particularity all Inventions (as defined below) that, as of the Effective Date, belong solely to me or belong to me jointly with others, and that relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Inventions at the time of signing this Agreement.

(b)

Use or Incorporation of Inventions. If in the course of the Relationship, I use or incorporate into a product, process or machine any Invention not covered by Section 4(d) of this Agreement in which I have an interest, I will promptly so inform the Company. Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute under all applicable intellectual properties without restriction of any kind.

(c)

Inventions. I understand that “Inventions” means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. I understand this includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

(d)

I understand that “Company Inventions” means any and all Inventions that I may solely or jointly author, discover, develop, conceive, or reduce to practice during the period of the Relationship, except as otherwise provided in Section 4(g) below.

(e)

Assignment of Company Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all Company Inventions. I further acknowledge that all Company Inventions that are made by me (solely or jointly with others) within the scope of and during the period of the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Company Inventions.

(f)

Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company Inventions made by me (solely or jointly with others) during the term of the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Sections 5 and 6.

(g)

Patent and Copyright Rights. I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters of patents, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.

(h)

Exception to Assignments. I understand that the Company Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention which qualifies fully for exclusion under the provisions of applicable state law. In order to assist in the determination of which inventions qualify for such exclusion, I will advise the Company promptly in writing, during and after the term of the Relationship, of all Inventions solely or jointly conceived or developed or reduced to practice by me during the period of the Relationship.

5.

Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.

6.

Termination Certification. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B; however, my failure to sign and deliver the Termination Certification shall in no way diminish my continuing obligations under this Agreement.

7.

Notice to Third Parties. I understand and agree that the Company may, with or without prior notice to me and during or after the term of the Relationship, notify third parties of my agreements and obligations under this Agreement.

8.

Solicitation of Employees, Consultants and Other Parties. As described above, I acknowledge and agree that the Company's Confidential Information includes information relating to the Company's employees, consultants, customers and others, and that I will not use or disclose such Confidential Information except as authorized by the Company. I further agree as follows:

9.

Employees, Consultants. I agree that during the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.

10.

Other Parties. I agree that during the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

11.

At-Will Relationship. I understand and acknowledge that, except as may be otherwise explicitly provided in a separate written agreement between the Company and me (Offer Letter), my Relationship (as defined in Clause 1 of the Confidential Information and Invention Assignment Agreement) with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability, other than those provisions of this Agreement that explicitly survive the termination of the Relationship

12.

Representations and Covenants.

(a)

Facilitation of Agreement. I agree to execute promptly, both during and after the end of the Relationship, any proper oath, and to verify any proper document, required to carry out the terms of this Agreement, upon the Company’s written request to do so.

(b)

No Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into, with any third party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by me in confidence or in trust prior to or during the Relationship. I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. I acknowledge and agree that I have listed on Exhibit A all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.), if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c)

Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions.

13.

General Provisions.

(a)

Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Ontario, Canada, without giving effect to the principles of conflict of laws.

(b)

Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to its subject matter and merges all prior discussions between us. No amendment to this Agreement will be effective unless in writing signed by both parties to this Agreement. The Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of the Company, it being understood that, even if I am an officer of the Company, I will not have authority to give any such authorizations or waivers for the Company under this Agreement without specific approval by the Board of Directors. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c)

Severability. If one or more of the provisions in this Agreement are deemed void or unenforceable to any extent in any context, such provisions shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected.

(d)

Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e)

Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, where such a bond or security is required, I agree that a $1,000 bond will be adequate), in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(f)

Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

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The parties have executed this Agreement on the respective dates set forth below, to be effective as of the Effective Date first above written.

THE COMPANY:

SNIPP INTERACTIVE INC.

By:  /s/ “Krishnadas K”

             (Signature)

Name: KRISHNADAS
Title: VP - HR

EMPLOYEE: ROB RATHKE

/s/  “Robert Rathke”

(Signature)

Address: 1249 Ellenton Crescent

Milton, ON Canada L9T6V3